                                                             APPENDIX TO ITEM 6


                  SETTLEMENT AND STANDSTILL AGREEMENT


         THIS AGREEMENT, dated this 11th day of August, 1998 (the "Effective Date"), by and between Ambanc Holding Co., Inc. ("Ambanc"), a Delaware corporation, AFSALA Bancorp, Inc. ("AFSALA"), a Delaware corporation (together with Ambanc, the "Companies") and the individuals and entities identified on Exhibit A attached hereto (collectively, the "Group;" individually, a "Group Member").

                                     RECITALS

         WHEREAS, on June 12, 1998 Ambanc held its reconvened annual meeting of shareholders ("1998 Annual Meeting"); and

         WHEREAS, Ambanc and AFSALA have entered into a Reorganization and Merger Agreement dated April 23, 1998 (the "Merger Agreement") whereby AFSALA would merge with and into Ambanc (the "Merger"); and

         WHEREAS, the Group has filed a lawsuit captioned Seymour Holtzman v Ambanc Holding Co., Inc., 3:98-CV-0816 in the United States District Court for the Middle District of Pennsylvania, objecting to certain actions taken by Ambanc, including the disclosure contained in the proxy statement and supplemental proxy statement for the 1998 Annual Meeting; and

         WHEREAS, the Group has filed a lawsuit captioned Seymour Holtzman v. Ambanc holding Co., Inc., et al in the Philadelphia County Court of Common Pleas, Trial Division, alleging certain defamation claims against Ambanc (together with the litigation described above, the "Litigation"); and

         WHEREAS, the Companies are in the process of soliciting proxies from their respective shareholders to vote on the adoption of the Merger Agreement; and

         WHEREAS, the Group has indicated its opposition to the Merger and its intention to oppose the adoption of the Merger Agreement; and

         WHEREAS, the Companies have incurred, and are expected to continue to incur, significant costs and expenses in connection with the Group's litigation against Ambanc and opposition to the Merger; and

         WHEREAS, the Group has incurred, and is expected to continue to incur, significant costs and expenses in connection with the Group's litigation against Ambanc and opposition to the Merger; and


         WHEREAS, Ambanc desires to avoid the continuing costs and expenses of its litigation with the Group and desires to obtain the approval of its shareholders and the AFSALA shareholders for the adoption of the Merger Agreement with the support of the Group; and

         WHEREAS, AFSALA desires to avoid the continuing costs, expenses and uncertainty of a proxy solicitation process which is opposed by the Group, as well as any future litigation that may be filed against it by the Group; and

         WHEREAS, the Group desires to be reimbursed by the Companies for a portion of the costs and expenses it has incurred in connection with its litigation with Ambanc and its opposition to the Merger Agreement; and

         WHEREAS, the Group, in exchange for reimbursement by the Companies of a portion of such expenses, the dismissal of its lawsuits and the taking by the Companies of the other actions contemplated by this Agreement, is willing to enter into this Agreement; and

         WHEREAS, the Companies and the Group have agreed that it is in their mutual interests to enter into this Agreement as hereinafter described.

         NOW   THEREFORE,   in   consideration   of   the   Recitals   and   the
representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the parties hereto mutually agree as follows:

                                 I.  COVENANTS

         1. On the Effective Date, the Group shall take all necessary steps to dismiss, with prejudice, the Litigation. The Group shall not initiate, join or encourage others to initiate or join any litigation against the Companies, their directors, officers, employees, agents, representatives or affiliates arising out of a) the 1998 Annual Meeting or the disclosure made pursuant to the Ambanc proxy statement, supplemental proxy statement or otherwise which constituted proxy soliciting material for that meeting; b) the proposed Merger, including the proxy materials utilized by the Companies in connection with the proxy solicitation in connection with the Merger; or c) any statements, oral or written, by the Companies, their directors, officers, employees, agents, representatives or affiliates regarding the Group or any of its members at any time up to and including the Effective Date.

         Through January 1, 2000, the Group shall not directly or indirectly participate or act in concert with any affiliate, group or other person to derivatively on behalf of the Companies, except for testimony which may be required by law, and except as may occur in the ordinary course of business with respect to any loan, deposit or other transaction where the Group Member or an affiliate is dealing with the Companies as a customer.

         2. On the Effective Date, the Group shall issue the press release attached hereto as Exhibit B withdrawing its opposition to the Merger and stating it fully supports the Merger.

         3. Following the Effective Date, all statements, public or private, by the Group shall be consistent with the press release attached as Exhibit B hereto.

         4. The Group shall vote all shares of stock of Ambanc and AFSALA owned or controlled by it, now or after the Effective Date, in favor of the adoption of the Merger Agreement. The Group, prior to the vote on the Merger by shareholders of both companies, shall not transfer voting control of the shares of Ambanc and AFSALA common stock currently owned or hereafter acquired by it other than through a bona fide sale of 100% of its beneficial ownership interest in the common stock.

         5. At the annual meeting of stockholders of Ambanc to be held in 1999, the Group shall vote any shares of Ambanc common stock then owned or controlled by it as recommended by the board of directors of Ambanc on the election of directors and the ratification of auditors. The Group will not seek to introduce or introduce, directly or indirectly, any shareholder proposal at such meeting, nor will the Group solicit proxies in opposition to or otherwise oppose any management proposal or nominee at such meeting. The Group will not join with or assist any person, directly or indirectly, in supporting or endorsing any proposal submitted to a vote of Ambanc shareholders at the annual meeting of stockholders to be held in 1999 that is opposed by Ambanc's board of directors.

         6. The Group shall not provide, nor shall a Group Member act in concert with any person to provide, any funds, services or facilities to any person in support of any activity by such person that would be a violation of their covenants under the provisions of paragraphs 1 through 5 above if undertaken by any of them.

         7. On the Effective Date Ambanc, with the written consent of AFSALA, shall hire an investment banker to seek ways to maximize shareholder value, including the possible merger of the combined Companies with a third party. The Companies shall issue the press release attached hereto as Exhibit C on the Effective Date announcing the same. A copy of the engagement letter with Ambanc's investment banker has been provided to the Group prior to the Effective Date.

         8. If Ambanc has not entered into a merger or acquisition agreement with a third party acquiror on or before April 1, 1999, or such a merger or acquisition is not thereafter consummated, the Ambanc board of directors shall appoint two persons from a list of at least four persons selected by the Group to serve three year terms as Ambanc directors. The Ambanc board of directors shall take all steps necessary to nominate or appoint such persons, including expanding the number of members on the board of directors, if necessary.

         9. On the Effective Date, the Companies agree to pay to the Group, or its designee, $80,000 representing reimbursement of a portion of the Group's expenses incurred in connection with these matters.

         10. The Companies, the individual directors of Ambanc, the Chief Financial Officer of Ambanc and the Chief Executive Officer of AFSALA shall not initiate, join or encourage others to initiate or join any litigation against the Group arising out of any actions taken or statements, oral or written, made by the Group or any Group Member at any time up to and including the Effective Date, nor shall they make any statements regarding the Group or any Group Member inconsistent with the press release attached hereto as Exhibit C.

              II.  REPRESENTATIONS AND WARRANTIES OF THE GROUP MEMBERS

         The Group Members hereby represent and warrant to the Companies as follows:

         1. Exhibit A sets forth the number of shares of the capital stock of the Companies which are beneficially owned by each Group Member on the date hereof.

         2. The Group Members have fully disclosed in Exhibit A the entire number of shares of the capital stock of the Companies in which they have a beneficial ownership and none of the Group Members has a right to vote any shares of the capital stock of the Companies other than those in which such Group Member has a beneficial ownership interest as disclosed in Exhibit A.

         3. The Group Members have full and complete authority to enter into this Agreement and to bind the entire number of shares of the capital stock of the Companies in which they have a beneficial ownership interest to the terms of this Agreement and this Agreement constitutes a valid and binding agreement of the Group and each Group Member.

         4. There are no arrangements, agreements or understandings between the Group (or any Group Member) and the Companies with regard to the subject matter of this Agreement other than as set forth in this Agreement.

                     III.  REPRESENTATIONS AND WARRANTIES OF AMBANC

         Ambanc hereby represents and warrants to the Group and to each Group member as follows:

         1. Ambanc has full power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by Ambanc regarding the consummation of the transactions contemplated hereby has been duly authorized by the Board of Directors of Ambanc and requires no other Board of Directors or stockholder action. This Agreement constitutes a valid and binding obligation of Ambanc and the performance of its terms shall not constitute a violation of its certificate of incorporation or by-laws.

         2. There are no arrangements, agreements or understandings between the Group (or any Group Member) and Ambanc other than as set forth in this Agreement.

                     IV.  REPRESENTATIONS AND WARRANTIES OF AFSALA

         AFSALA hereby represents and warrants to the Group and to each Group member as follows:



         1. AFSALA has full power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by AFSALA regarding the consummation of the transactions contemplated hereby has been duly authorized by the Board of Directors of AFSALA and requires no other Board of Directors or stockholder action. This Agreement constitutes a valid and binding obligation of AFSALA and the performance of its terms shall not constitute a violation of its certificate of incorporation or by-laws.

         2. There are no arrangements, agreements or understandings between the Group (or any Group Member) and AFSALA other than as set forth in this Agreement.

                                      V.  GENERAL

         1. The Companies and the Group acknowledge and agree that a breach or threatened breach by any party may give rise to irreparable injury inadequately compensable in damages, and accordingly each party shall be entitled to injunctive relief to prevent a breach of the provisions hereof and to enforce having jurisdiction, in addition to any other remedy to which such aggrieved party may be entitled at law or in equity. In the event any party institutes any legal action to enforce such party's rights under, or recover damages for breach of, this Agreement, the prevailing party or parties in such action shall be entitled to recover from the other party or parties all costs and expenses, including but not limited to reasonable attorneys' fees, court costs, witness fees, disbursements and any other expenses of litigation or negotiation, incurred by such prevailing party or parties. Each Group Member shall have the right of contribution from the other Group Members for any damages paid or expenses incurred (including reasonable attorneys' fees) pursuant to this
Article V.

         2. This Agreement shall remain in effect until June 30, 2000 or until such earlier time as Ambanc shall cease its separate corporate existence by reason of merger, sale of assets, liquidation, exchange of shares, or otherwise.

         3. Any press release or other publicity with respect to this Agreement, or any provisions thereof, shall be prepared and issued by the Companies , except for Exhibit B attached hereto. During the term of this Agreement, no Group Member shall cause, publicly discuss, cooperate in the preparation of or otherwise aid in any press release or other publicity concerning the Companies or their operations or the Merger to be created, issued or circulated without prior approval of the Companies' management, except as may be consistent with Exhibit B and the intent of this Agreement.

         4. All notice requirements and other communications shall be deemed given when delivered or on the third succeeding business day after being mailed by registered or certified mail, return receipt requested, addressed to the Group and the Companies below:

         Group:                             Mr. Seymour Holtzman
                                            c/o Jewelcor Companies
                                            100 N. Wilkes-Barre Boulevard
                                            Wilkes-Barre, Pennsylvania 18702

         With a copy to:                    Richard Huffsmith, Esquire
                                            Jewelcor Companies
                                            100 N. Wilkes-Barre Boulevard
                                            Wilkes-Barre, Pennsylvania 18702

         Ambanc:                            Lauren T. Barnett, President
                                            Ambanc Holding Co., Inc.
                                            11 Division Street
                                            Amsterdam, New York 12010-4303

         With a copy to:                    James S. Fleischer, P.C.
                                            Silver, Freedman & Taff, L.L.P.
                                            1100 New York Avenue, N.W.
                                            Seventh Floor, East Tower
                                            Washington, D.C.  20005

         AFSALA:                            John M. Lisicki, President
                                            AFSALA Bancorp, Inc.
                                            161 Church Street
                                            Amsterdam, New York 12010

         With a copy to:                    John J. Spidi, Esquire
                                            Malizia, Spidi, Sloane & Fisch, P.C.
                                            1301 K Street, N.W.
                                            Suite 700 East
                                            Washington, D.C.  20005

         5. Delaware law, unless applicable federal law or regulation is deemed controlling, shall govern the construction and enforceability of this Agreement. Any and all actions concerning any dispute arising hereunder shall be filed and maintained in a state or federal court, as appropriate, sitting in the State of Delaware.

         6. If any term, provision, covenant or restriction of this Agreement is held by the OTS or a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         7. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the heirs, administrators, successors and assigns and transferees by operation of law of the parties. Except as otherwise expressly provided for herein, this Agreement shall not inure to the benefit of, be enforceable by or create any right or cause of action in any person, including any shareowner of the Companies, other than the parties hereto.

         8. All representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.


        9. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

         10. This Agreement may be executed in counterparts, each of which shall be an original, but each of which together shall constitute one and the same agreement.

         11. Each party agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.


         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers or members of the undersigned as of the day and year first above written.

                        AMBANC HOLDING CO, INC.
                         a Delaware corporation


                        By:/s/ Lauren T. Barnett
                           ------------------------------------------
                           Lauren T. Barnett, President

                        DIRECTORS AND OFFICERS OF AMBANC

                           /s/ Lauren T. Barnett
                           ------------------------------------------
                           Lauren T. Barnett

                           /s/ Marvin R. LeRoy
                           ------------------------------------------
                           Marvin R. LeRoy, Jr.

                           /s/ John J. Daly
                           ------------------------------------------
                           John J. Daly

                           /s/ Lionel H. Fallows
                           ------------------------------------------
                           Lionel H. Fallows

                           /s/ William A. Wilde, Jr.
                           ------------------------------------------
                           William A. Wilde, Jr.

                           /s/ Paul W. Baker
                           ------------------------------------------
                           Paul W. Baker

                           /s/ Robert J. Dunning, DDS
                           ------------------------------------------
                           Robert J. Dunning, DDS

                           /s/ Carl A. Schmidt, Jr.
                           ------------------------------------------
                           Carl A. Schmidt, Jr.

                           /s/ Charles S. Pedersen
                           Charles S. Pedersen

                           /s/ Robert J. Brittain
                           ------------------------------------------
                           Robert J. Brittain


                           /s/ Harold A. Baylor, Jr.
                           ----------------------------------------
                           Harold A. Baylor, Jr
                           Chief Financial Officer

                           AFSALA BANCORP, INC.
                           a Delaware corporation
                           By:/s/ John M. Lisicki
                           -----------------------------------------
                           John M. Lisicki, President


                           /s/ John M. Lisicki
                           -----------------------------------------
                           John M. Lisicki
                           Chief Executive Officer of AFSALA

                           GROUP MEMBERS:

                           /s/ Seymour Holtzman
                           ------------------------------------------
                           Seymour Holtzman

                           /s/ Evelyn Holtzman
                           ------------------------------------------
                           Evelyn Holtzman

                           /s/ Seymour Holtzman
                           ------------------------------------------
                           Jewelcor Management, Inc.
                           By: Seymour Holtzman, President

                           /s/ Seymour Holtzman
                           ------------------------------------------
                           S.H. Holdings, Inc.
                           By: Seymour Holtzman, President

                           /s/ Seymour Holtzman
                           ------------------------------------------
                           Jewelcor Inc.
                           By: Seymour Holtzman, President



                           /s/ Allison Holtzman Garcia
                           ------------------------------------------
                           Allison Holtzman Garcia

                           /s/ Evelyn Holtzman
                           ------------------------------------------
                           Custodial Account F/B/O Allison Holtzman Garcia

                           /s/ Evelyn Holtzman
                           ------------------------------------------
                           Custodial Account F/B/O Chelsea Holtzman

                           /s/ Seymour Holtzman
                           ------------------------------------------
                           Custodial Account F/B/O Olivia Garcia

                           /s/ Theodore L. Krohn, Trustee
                           ------------------------------------------
                           Trust F/B/O Steven Holtzman

                           EXHIBIT A

                              AFSALA BANCORP, INC.      AMBANC HOLDING CO.,INC.
                              SHARES OF CAPITAL STOCK   SHARES OF CAPITAL STOCK
OWNERNSHIP                    BENEFICIALLY OWNED        BENEFICALLY OWNED


SEYMOUR HOLTZMAN                      250                       200

EVELYN HOLTZMAN                         0                         0

ALLISON HOLTZMAN GARCIA               500                      1000

CUSTODIAL ACCOUNT
F/B/O ALLISON HOLTZMAN GARCIA         350                      1000

CUSTODIAL ACCOUNT
F/B/O CHELSEA HOLTZMAN                500                         0

CUSTODIAL ACCOUNT
F/B/O OLIVIA GARCIA                   150                         0

TRUST F/B/O STEVEN HOLTZMAN           150                         0

JEWELCOR MANAGEMENT, INC.           122,000                   159,200

S.H. HOLDINGS, INC.                     0                         0

JEWELCOR, INC.                          0                         0
                                  ______________            ____________

TOTAL                               123,900                   164,400

                             EXHIBIT B


HOLTZMAN REACHES SETTLEMENT WITH AMBANC AND AFSALA

Wilkes-Barre, PA, August 12, 1998.....Seymour Holtzman announced today that an agreement has been reached with Ambanc Holding Co., Inc. (NASDAQ - AHCI) and AFSALA Bancorp, Inc. (NASDAQ - AFED), both located in Amsterdam, New York.
Mr. Holtzman, a large shareholder in both financial institutions has agreed to drop all litigation against Ambanc, and fully support and vote for the pending merger of Ambanc and AFSALA. He has further agreed to vote for Ambanc's nominees for Directors.

In return, Ambanc has agreed to retain Sandler, O'Neill & Partners,L.P. to seek ways to maximize shareholder value following completion of the merger,including the possible merger of the combined companies with a third party acquiror. If Ambanc has not entered into such an agreement on or before April 1, 1999, or such a merger or acquisition of the consolidated banks is not consummated, Ambanc has agreed to appoint to its Board of Directors two persons selected by Mr. Holtzman. Furthermore, Ambanc and AFSALA have agreed to reimburse Mr. Holtzman $80,000 for a portion of his expenses incurred in the litigation with Ambanc and his actions with respect to the merger.

Mr. Holtzman applauded the management of both Ambanc and AFSALA, and particularly the new president of the combined companies, John Lisicki.
Mr. Holtzman said, "Our ability to reconcile our differences will be meaningful for all shareholders of both banks. I concur with John Lisicki that the focus should now be on achieving a cost savings which will benefit all shareholders. Notwithstanding the fact that there were differences of opinion among all parties, I am delighted with the decision that Ambanc and AFSALA made. I urge all shareholders to vote favorably for this important matter."

                             EXHIBIT C


AMBANC AND AFSALA ANNOUNCE SETTLEMENT WITH HOLTZMAN

         Amsterdam, New York. Ambanc Holding Co., Inc. (Nasdaq AHCI) and AFSALA Bancorp, Inc. (Nasdaq AFED) announced today that they have reached an agreement with Seymour Holtzman, a stockholder of both companies, regarding the pending merger of the two companies.

         Mr. Holtzman has agreed to drop all litigation against Ambanc, refrain from any future litigation against both companies until at least January 1, 2000, fully support and vote for the pending merger of Ambanc and AFSALA and vote for Ambanc's nominees for director and avoid becoming involved with any other hostile action at the annual meeting of Ambanc stockholders to be held in 1999.

         In return, Ambanc has agreed to retain Sandler, O'Neill & Partners, L.P., its regular investment banker, to seek ways to maximize shareholder value following completion of the merger, including the possible merger of the combined companies with a third party. If Ambanc has not entered into a merger or acquisition agreement with a third party acquiror on or before April 1, 1999, or a merger or acquisition is not consummated, Ambanc has agreed to appoint to the Ambanc board two persons from a list of at least four persons selected by Mr. Holtzman. Finally, Ambanc and AFSALA have agreed to reimburse Mr. Holtzman $80,000 for a portion of his expenses incurred in the litigation with Ambanc and his actions with respect to the merger.

         Lauren T. Barnett, acting President of Ambanc, stated: "We are very pleased to have this expensive litigation behind us and to be working with Mr. Holtzman in a cooperative fashion for the benefit of all the stockholders. We believe that working together, and with the anticipated benefits of AFSALA becoming part of our company and bringing with it superb management talent in John Lisicki, we can maximize the value of our shareholders' investment."

         John M. Lisicki, President of AFSALA, stated: "With this action today we can focus on achieving the synergies and cost savings that make our pending merger with Ambanc so attractive. Our focus will be on achieving the best possible results for the shareholders of the combined institutions and we look forward to working with Mr. Holtzman in a very constructive and positive way."

         The special meetings of the shareholders of Ambanc and AFSALA will be held on September 1 and September 3, respectively. Closing is expected to occur early in the fourth quarter.